COFFEE PACIFICA INC.

Suite 527, Building 5, 2920 Green Valley Parkway, Henderson, Nevada, 89014

PRIVATE & CONFIDENTIAL

January 16, 2006

Mr. Shailen Singh

1210 1200 West 73rd Avenue

Vancouver, B.C. V6P 6G5

Dear Mr. Singh

RE: MANAGEMENT AGREEMENT

This letter agreement (the "Agreement") sets forth the services to be provided by Shailen Singh ("Singh") to Coffee Pacifica, Inc. (the "Company") and the terms and conditions under which such services shall be performed (the "Engagement").

1. Engagement. Subject to the terms set forth herein, the Company hereby engages Singh and retains Singh to serve as the Chief Executive Officer of the Company and Singh hereby accepts the position of Chief Executive Officer effective as of January 2, 2006 (the "Effective Date").

2. Duties. Singh will perform such duties customarily performed by the Chief Executive Officer and such other duties as reasonably requested by the Chairman or the Board of Directors of the Company (the "Board"). These duties will include, but not be limited to, signing SEC filings and certifications required by the Sarbanes-Oxley Act. It is understood that Singh has other business interests and responsibilities but that he does not anticipate any significant time conflicts. Singh will not accept any significant new engagements and will devote the time and attention necessary to fulfill these duties to the Company.

3. Term. The term of Singh's Engagement hereunder shall commence on the Effective Date and shall continue on a year-to-year basis until terminated by either party upon sixty days prior written notice to the other party. In the event of termination prior to the end of a calendar month, the Company shall pay Singh fees for the full month for the portion of the month that the Engagement was effective.

4. Compensation. The Company shall make monthly management fee payment of eight thousand five hundred dollars ($8,500) to Singh, in arrears, on the last day of each month. In further consideration of others services to be rendered under this Agreement, Singh shall be paid through issuance of five hundred thousand (500,000) S-8 Registered Free Trading Company Common Stock. Upon execution of this Agreement, Singh shall be issued two hundred thousand (200,000) S-8 Registered Free Trading Company Common Stock. On July 1, 2006, the Company shall issue the balance of the three hundred thousand (300,000) S-8 Registered Free Trading Company Common Stock to Singh.

5. Bonus and Stock Options

(a) In further consideration of the services to be rendered under this Agreement, Company hereby grants Singh Stock Option. Singh shall have an option to purchase up to five hundred thousand (500,000) shares of Company's Common Stock, prior to January 1, 2010, at an exercise price per shares to be established by the Board. The Stock Option shall be fully vested on the Effective Date. Said Stock Option shall be formalized in a separate Option Agreement between Company and Singh.

(b) During the Engagement, Singh will receive a bonus amount that will be paid eighty percent (80%) in S8 Registered Free Trading Common Stock of the Company and twenty percent (20%) in cash. The bonus amount will be ten percent (10%) of the appreciation of the Company's Market Capitalization (as defined below) during the term of the engagement.

(i) "Market Capitalization" at any given time shall be calculated by multiplying the average of a 10-trading day closing price by the number of outstanding shares of capital stock on the 10th trading day. To determine the appreciation during the Engagement, the Market Capitalization calculated using the 10-trading day period ending on the Effective Date will be subtracted from the Market Capitalization calculated using the 10-trading day period ending on the date of termination of the Engagement (the "Termination Market Capitalization").

(ii) Should an acquisition in one or a series of related transactions of 50% or more of the voting securities of the Company, directly or indirectly, by any person, other than the Company or any affiliate of the Company, occur within 12 months of the termination date of the Engagement, and the per share consideration paid multiplied by the then outstanding shares of capital stock (the "Disposition Value") is greater than the Termination Market Capitalization, Singh shall receive an additional bonus equal to ten percent (10%) of the difference obtained by subtracting the Termination Market Capitalization from the Disposition Value; provided, however, that the additional bonus shall not be paid if the Engagement is terminated by either party prior to 6 months from the Effective Date.

6. Expense Reimbursement. Singh will be entitled to reimbursement for reasonable out-of-pocket expenses incurred by Company or paid by Singh on behalf of the Company including, but not limited to, use of office space, reproduction, typing, computer usage, employees, legal counsel (including legal counsel retained to negotiate and draft this Agreement) and other similar direct expenses and any and all taxes (other than state, local and federal income taxes) on any of the foregoing, provided, however, that such out-of-pocket expenses shall not exceed $5,000 per month without Board approval. Expenses for ordinary course travel on Company business will not be subject to the $5,000 monthly limitation. Singh will be reimbursed within 30 days of submission of reasonable documentation for such expenses. In no event, will Singh be reimbursed later than 30 days following the close of the calendar year in which such expenses were incurred.

7. Severance Payment. If the Company terminates the Engagement anytime during the first nine months after the Effective Date, Singh will receive a severance payment equal to $200,000. If the Engagement is terminated by either party more than nine months after the Effective Date or the Engagement is terminated by Singh at any time (whether before or after the six month period after the Effective Date), Singh shall not be eligible to receive any severance payment.

8. Deferred Compensation. Any nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code) payable under this Agreement on account of the completion or termination of the Engagement shall be delayed to the minimum extent and in the minimum amount necessary so as to comply with Section 409A and the regulations thereunder; provided, however, that the bonus set forth in Section 5 shall be paid immediately if there is a change of control within the meaning of Section 409A of the Internal Revenue Code regardless of whether there is a termination.

9. Benefits and Taxes. Singh shall be entitled to any benefits paid by the Company to its employees. Singh shall be solely responsible for any tax consequences applicable to Singh by reason of this Agreement and the services performed hereunder. The Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to Singh's performance of management services hereunder. Singh agrees to indemnify and hold the Company harmless for any taxes, interest or penalties imposed upon the Company arising from or in connection with the Engagement.

10. Confidential Information, Rights and Duties.

(a) Singh specifically agrees that he shall not at any time, either during or subsequent to the term of the Engagement, in any fashion, form or manner, either directly or indirectly, unless expressly consented to in writing by the Company, use, divulge, disclose or communicate to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company, including, but not limited to: the Company's sales and marketing methods, programs and related data, or other written records used in the Company's business; the Company's computer processes, programs and codes; the names, addresses, buying habits or practices of any of its clients or customers; compensation paid to other employees and independent contractors and other terms of any employment or contractual relationships; or any other confidential information of, about or concerning the business of the Company, its manner of operations, or other data of any kind, nature or description. The parties to this Agreement hereby stipulate that, as between them, the above information and items are important, material and confidential trade secrets that affect the successful conduct of the Company's business and its good will, and that any breach of any term of this section is a material breach of this Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written and graphic records, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the business of the Company, which Singh might prepare, use, construct, observe, posses or control, shall be and shall remain the Company's sole property.

(b) For purposes of this Agreement, the term "confidential information" shall not include any information that: (i) has been made public by the Company (other than by acts of Singh in violation of this Agreement or other obligation of confidentiality); (ii) Singh is legally compelled to disclose; provided that Singh notifies the Company of such proposed disclosure in as far in advance of its disclosure as is practicable and uses his best efforts to obtain assurances that confidential treatment will be accorded to such information; or (iii) is otherwise publicly available other than through disclosure by a party in breach of a confidentiality obligation with respect thereto.

(c) Any wrongful interference with the Company's business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by Singh or any of their agents after the term of the Engagement shall be treated and acknowledged by the parties as a material breach of this Agreement.

(d) Singh's duties under this Section 10 shall survive termination of the Engagement. Singh acknowledges that a remedy at law for any breach or threatened breach by Singh of the provisions of this Section 10 would be inadequate, and Singh agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

11. Indemnification and D&O Insurance. The Company shall indemnify, forever defend, and hold Singh free and harmless from any and all liabilities, assessments, obligations, debts, damages, fees, fines, penalties, interest, judgments, liens or other claims that may ever be claimed to exist against Singh as a result of Singh's work on behalf of Company and/or as a result of Singh executing this Agreement, except to the extent resulting from Singh's gross negligence or willful misconduct.

The Company shall enter into an indemnification agreement with Singh in the form entered into with each of the Company's officers and directors. Such indemnification Agreement shall be effective upon the Effective Date. The Company will furnish Singh with a copy of its current D&O liability policy and will agree to consult with Singh if the Company intends to decrease the coverage currently provided.

12. Dispute Resolution In the instance of a dispute between the Company and Singh that is incapable of being resolved by them to their mutual satisfaction, after good faith resolution negotiations, and within thirty (30) days of the formal notification from Singh or Company of such dispute, the complaining Singh shall have the right to seek such remedies as are available at law and in equity, as shall the Company. In the event of any breach of this Agreement, the provisions of this Agreement may be enforceable in a court of equity by a decree of specific performance. Any equitable remedy shall not be exclusive and shall be in addition to any other remedy available.

13. General Provisions.

(a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery or duly sent by certified mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed telecopy, to the Company at its primary office location and to Singh at the following address: Singh 1210 1200 West 73rd Avenue, Vancouver, B.C. V6P 6G5.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein or therein

(c) Waiver. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(d) Complete Agreement. This Agreement, the stock option agreement and the indemnification agreement to be effective upon the Effective Date constitute the entire agreement between Singh and the Company and it is the complete, final, and exclusive embodiment of their agreement and supersedes any prior agreement written or otherwise between Singh and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and it cannot be modified or amended except in a writing signed by Singh and the Chairman of the Board.

(e) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement or plan.

(f) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or thereof nor to affect the meaning thereof.

(g) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Singh and the Company and their respective successors, assigns, heirs, executors and administrators, except that Singh may not assign any of their duties hereunder and may not assign any of their rights hereunder without the written consent of the Company.

(h) Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action. In no event, will a party entitled to reimbursement be reimbursed later than thirty days following the close of the calendar year in which in such action is finally resolved.

(i) Arbitration. To provide a mechanism for rapid and economical dispute resolution, Singh and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement or its respective enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration before a single arbitrator held in Las Vegas, Nevada and conducted by Judicial Arbitration & Mediation Services/Endispute ("JAMS"), under its then-existing Rules and Procedures. The parties shall be entitled to conduct adequate discovery, and they may obtain all remedies available to the parties as if the matter had been tried in court. The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator's decision is based. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless otherwise required by law, the arbitrator will award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party. Nothing in this Section 12(i) or in this Agreement is intended to prevent Singh or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(j) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Nevada as applied to contracts made excluding the rules on conflicts of law.

(k) Currency. All dollar amounts stated in this Agreement are in United States dollars.

If you are in agreement with the terms set forth herein, please sign and return a copy of this Agreement to me.

Yours truly

/S/ Jon Yogiyo

_______________________________

COFFEE PACIFICA, INC.

Jon Yogiyo, on Behalf of the Board

Agreed to and Accepted

__/s/Shailen Singh ______________________________

Shailen Singh